Exhibit 99.1

LIV Capital Acquisition Corp. II Announces Pricing of $100 Million Initial Public Offering

New York – February 7, 2022 – LIV Capital Acquisition Corp. II (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units are expected to be listed on The Nasdaq Global Market (“Nasdaq”) and trade under the symbol “LIVBU” beginning on February 8, 2022. Each unit consists of one Class A ordinary share and three-quarters of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “LIVB” and “LIVBW,” respectively; provided that only whole warrants will trade.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on Mexican target businesses or target businesses with a significant presence in Mexico. The management team and board of directors are composed of veteran finance industry executives and founders, including Alexander R. Rossi, founder, Chairman and CEO of the Company, who has served as managing partner of LIV Capital Group since 2006; Humberto Zesati, founder and director of the Company, who has served as managing partner of LIV Capital Group since 2006; and Miguel Ángel Dávila, founder and director of the Company, who has served as managing partner of LIV Capital Group since 2009.

EarlyBirdCapital, Inc. is acting as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 7, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

LIV Capital Acquisition Corp. II
Alexander R. Rossi – arossi@livcapital.mx